Exhibit (a)(5)(B)

BOAZ DOTAN, ELI GELMAN, NEHEMIA LEMELBAUM, AVINOAM NAOR, MARIO SEGAL
AND M.R.S.G. (1999) LTD. COMMENCE CASH TENDER OFFER FOR RETALIX LTD. SHARES

Tel Aviv, Israel, October 21, 2009 – Boaz Dotan, Eli Gelman, Nehemia Lemelbaum, Avinoam Naor, Merio Segal and M.R.S.G (1999) Ltd. (collectively, the “Alpha Investors”) announced today that due to the confirmation by Retalix Ltd. (NasdaqGS: RTLX) (“Retalix”) that all of the proposals on the agenda of its annual shareholders meeting held on October 19, 2009, including the private placement to the Alpha Investors, had been approved by the requisite majorities, they are commencing a cash tender offer for Retalix shares as previously disclosed to the public. As a result of the approvals obtained from Retalix’s shareholders, the Alpha Investors and all other relevant parties have deposited with an escrow agent their closing deliverables and funds under the private placement agreement and other related agreements, and all conditions for the pre-closing under the private placement agreement between the Alpha Investors and Retalix have been fulfilled. Accordingly, such pre-closing now sets the stage for the Alpha Investors to commence today a cash tender offer for Retalix shares, as the next stage in a series of transactions contemplated under the private placement agreements between the Alpha Investors and Retalix.

        Pursuant to the tender offer, the Alpha Investors are offering to purchase from Retalix’s public shareholders up to 1,550,000 Ordinary Shares of Retalix (representing, as of today, 7.6% of the outstanding shares) for $9.10 per share, in cash, less any required withholding taxes and without interest. In the event that more than the maximum number of shares offered to be purchased in the tender offer are tendered, the Alpha Investors will purchase a pro rata number of shares from all tendering shareholders, such that no more than 1,550,000 Retalix shares will be purchased in the offer.

        The bidders currently hold (directly or via account managers) 622,843 Retalix shares, or approximately 3.1% of Retalix’s outstanding shares as of the present time. Due to a shareholders agreement entered into by the bidders with Ronex Holdings L.P. (“Ronex”), the holder of an additional 3,253,367 Retalix shares, and accompanying voting commitments and transfer restrictions imposed upon shares held by Retalix’s two founders, Messrs. Barry Shaked and Brian Cooper, under share purchase and sale agreements pursuant to which such founders’ shares will be acquired by the bidders and Ronex (and a related voting undertaking and irrevocable proxy obtained by the bidders from Mr. Cooper), the Alpha Investors may be deemed to currently share beneficial ownership with respect to a total of 6,054,692 Retalix shares (constituting approximately 29.1% of Retalix’s outstanding shares as of the present time). At the conclusion of the tender offer, private placement and share purchase transactions with Retalix’s founders, and regardless of the number of shares purchased in the tender offer , the Alpha Investors will hold 20% of the outstanding Retalix shares after the consummation of all such transactions) (excluding shares issuable upon warrants to be issued to them in the private placement, and excluding additional shares that may be deemed to be beneficially owned as of such time due to the shareholders agreement with Ronex).

        On October 16, 2009, the closing sale price of the Retalix shares was $12.47 on the NASDAQ Global Select Market and NIS 47.21 on the Tel Aviv Stock Exchange (approx. $12.73 based on an exchange rate of NIS 3.7090 per United States dollar as of October 16, 2009).

        The period of the tender offer and withdrawal rights is scheduled to expire at 12:00 a.m., New York time, or 7:00 a.m., Israel time, on Thursday, November 19, 2009, unless, and subject to the consent of Retalix, the offer period is extended by the Alpha Investors.

        The tender offer is not conditioned upon any minimum number of Retalix shares being tendered, nor is the offer conditioned on the availability of financing or approval by the board of directors of Retalix. The offer is, however, subject to certain conditions described in the bidders’ Offer to Purchase, including the simultaneous closing of the private placement transaction and related share purchase transactions whereby the Alpha Investors will acquire, directly from Retalix and from Mr. Shaked, additional Retalix shares such that the Alpha Investors will hold 20% of the issued share capital of Retalix after the consummation such transactions, and the entire holdings of Mr. Cooper will be sold to Ronex, as further described therein and as detailed in Retalix’s proxy statement filed with the Securities and Exchange Commission on Form 6-K on September 21, 2009. To the extent that the closing conditions of the private placement transaction and related share purchase transactions are not met or waived, or the share purchase agreement related thereto is otherwise terminated, in each case due to the occurrence of certain events specified in the Offer to Purchase, the tender offer may be withdrawn.

        The complete terms and conditions of the tender offer, including important U.S. and Israeli income and withholding tax considerations relating to the tender offer, are contained in the Offer to Purchase included as an exhibit to the Tender Offer Statement on Schedule TO filed today with the U.S. Securities and Exchange Commission (SEC) and with the Israeli Securities Authority (ISA). American Stock Transfer & Trust Company is the U.S. Depositary for the offer and Clal Finance Batucha Investment Management Ltd. is the Israeli Depositary for the offer.

Important Information: This is not an offer to buy or the solicitation of an offer to sell any Retalix shares. The tender offer that is described in this press release will only be made through the Offer to Purchase, Letter of Transmittal and related tender offer documents. All holders of Retalix shares should read the tender offer materials, which are being filed today by the Alpha Investors. Holders of Retalix shares should read the tender offer materials because they contain important information about the tender offer. The tender offer materials and other filed documents will be available at no charge on the SEC’s website at http://www.sec.gov and on the ISA’s website at http://www.magna.isa.gov.il, and will also be made available without charge to all shareholders by contacting Advocates Shira Azran, Jonathan Nathan, Talya Gerstler or Revital Kahlon of Meitar, Liquornik, Geva & Leshem Brandwein, Law Offices, Alpha’s Israeli legal counsel, at the address or telephone numbers set forth below. Shareholders are urged to read these materials carefully before making any decision with respect to the tender offer.

About Retalix: Retalix is an independent provider of software solutions to retailers and distributors worldwide. With over 40,000 sites installed across more than 50 countries, Retalix solutions serve the needs of grocery chains, convenience and fuel retailers, food and consumer goods distributors and independent grocers. Retalix offers a portfolio of software applications that automate and synchronize essential retail and supply chain operations, encompassing stores, headquarters and warehouses. Retalix develops and supports its software through 1,300 employees in its various subsidiaries and offices worldwide. Retalix’s international headquarters are located in Ra’anana, Israel, and its American headquarters are located in Dallas, Texas. For more information about Retalix, please visit www.retalix.com.

About the Alpha Investors: The Alpha Investors’ group is comprised of Messrs. Boaz Dotan, Eli Gelman, Nehemia Lemelbaum, Avinoam Naor and Mario Segal (individually and on behalf of his wholly owned and controlled company, M.R.S.G (1999) Ltd.) who together comprise a strong, successful and proven team of investors and senior executives in Israel. They have excelled in many of the business practices required for Israel-based IT software and services companies to achieve global leadership.  This group founded, managed, grew and brought Amdocs Limited, a NYSE-listed company, from a start-up company to its position of global market leadership today, with approximately $3 billion of annual revenues, consistent profitability, 17,000 employees and a roster of marquee household names as customers. For further information and resumes of each of the aforesaid individuals, please see Retalix’s proxy statement filed with the Securities and Exchange Commission on Form 6-K on September 21, 2009.

Forward-Looking Statements: This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and U.S. federal securities laws. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, performance or achievements to differ materially from any future results, performance or achievements or other guidance or outlooks expressed or implied by such forward-looking statements. Various factors that could cause actual results to differ materially from those expressed in such forward-looking statements include but are not limited to risks associated with uncertainty as to whether the offer and other series of transactions will be completed, the occurrence of any event, change or other circumstances that could give rise to the termination of the private placement agreement, risks that the contemplated transactions disrupt current plans, objectives and operations of Retalix, changes in the public float of Retalix shares following consummation of the offer, the occurrence of changes in the domestic and foreign market conditions and other risks detailed from time to time in Retalix’s filings with the Securities Exchange Commission, including its Annual Report on Form 20-F and in the Offer to Purchase. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur, and therefore shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement unless required by law.

CONTACT:
Meitar, Liquornik, Geva & Leshem, Brandwein, Law Offices
16 Abba Hillel Silver Road
Ramat Gan 52506, Israel
Telephone: (972) 3-6103100 Facsimile: (972) 3-6103111